Exhibit 99.2

APPENDIX – U.S. TAXPAYERS

ParaZero Technologies Ltd.

GLOBAL SHARE INCENTIVE PLAN (2022)

1.	Special Provisions for Persons who are U.S. Taxpayers.

1.1 This Appendix (the “Appendix”) to the ParaZero Technologies Ltd. Global Share Incentive Plan (2022) (the “Plan”) was approved by ParaZero Technologies Ltd. (the “Company”).

1.2 The provisions specified hereunder apply only to persons who are subject to U.S. federal income tax (any such person, a “U.S. Taxpayer”). This Appendix provides both for the grant of Awards to purchase Shares, and the direct Award or sale of Shares. Options granted under this Appendix may include Non-Qualified Stock Options as well as Incentive Stock Options intended to qualify under Section 422 of the Code.

1.3 This Appendix applies with respect to Awards granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with applicable tax, securities and other applicable laws currently in force. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan (including, without limitation, its provisions regarding adjustments). This Appendix is applicable only to Awards granted after the date of its approval by the Company (the “Effective Date”). This Appendix is applicable to all Awards granted to U.S. Taxpayers under the Plan.

1.4 The Plan and this Appendix shall be read together. In any case of an irreconcilable contradiction (as determined by the Administrator) between the provisions of this Appendix and the Plan, the provisions of the Appendix shall govern unless expressly stated otherwise in the Plan.

1.5 This Appendix shall be submitted to the Company’s shareholders for approval within twelve (12) months after the Effective Date. As of the Effective Date, the Board of Directors may grant Awards pursuant to this Appendix; provided, however, that: (a) no Incentive Stock Option, or Option granted to any California Participant, may be exercised under this Appendix prior to initial shareholder approval of the Plan and this Appendix; (b) if such approval has not been obtained at the end of said twelve-month period, all Incentive Stock Options previously granted or awarded under the Plan and this Appendix shall thereupon, in the discretion of the Administrator, either (i) be canceled and become null and void, or (ii) be deemed to be Non-Qualified Stock Options, and all Options granted to any California Participants shall be rescinded; (c) no Incentive Stock Option granted pursuant to an increase in the number of Shares approved by the Board of Directors shall be exercised prior to the time such increase has been approved by the shareholders of the Company; and (d) Awards (to which only the exemption from California’s securities qualification requirements provided by Section 25102(o) can apply)1 granted pursuant to an increase in the number of Shares approved by the Board which increase is not approved by shareholders pursuant to any such Awards shall be canceled, and any purchase of Shares subject to any such Award shall be rescinded.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

2.1 “California Participant” means a Participant who is a resident of California.

[1]	Note to Draft: The provisions of the Plan and Appendix have been reviewed and edited based on the understanding that the Company intends to grant Awards to residents of the state of California, given this language. Is this the case?

2.2 “Cause” shall have the meaning ascribed to such term or a similar term as set forth in the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider, as applicable, or, in the absence of such a definition: (a) conviction of a crime of moral turpitude, unless the Board determines that such conviction will not adversely affect the Company or any of its affiliates, or their reputation, or the ability of the Participant to serve the Company or its affiliates; (b) any material breach by a Participant of his/her fiduciary duties towards the Company or its affiliates, including theft, embezzlement, or self-dealing, (c) engagement in competing activities, any disclosure of confidential information of the Company or its affiliates in violation of any agreement governing the same between Participant and the Company or its affiliates or breach of any obligation not to violate a restrictive covenant; or (d) a material breach of the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider which are not cured (if curable) within seven (7) days after receipt of written notice thereof.

2.3 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.4 “Disability” means, with respect to Incentive Stock Options, a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.5 “Fair Market Value” means, for purposes of this Appendix, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, (a) if the Shares are listed on any established securities exchange, the closing sales price for such Shares (or the closing bid, if no sales were reported) as traded on such exchange for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in a recognized daily business newspaper or such other source as the Administrator deems reliable; or (b) in the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator, taking into account such factors as it considers advisable in a manner consistent with the principles of Section 409A of the Code or, with respect to Incentive Stock Options, in compliance with Section 422 of the Code.

2.6 “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests or any “family member” within the meaning of Section A(1)(a)(5) of the general instructions of Form S-8, as applicable.

2.7 “Incentive Stock Option” means any Option awarded under the Plan and this Appendix intended to be and designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code to an eligible Service Provider who is an employee of the Company, Parent or any Subsidiary.

2.8 “Non-Qualified Stock Option” shall mean an Option awarded under the Plan and this Appendix that does not qualify as an Incentive Stock Option.

2.9 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.10 “Participant” means an employee, director or consultant of the Company or any Subsidiary who receives an Award hereunder.

2.11 “Section 25102(o)” means Section 25102(o) of the California Corporations Code.

2.12 “Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.13 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.14 “Ten Percent Shareholder” means a person possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent determined pursuant to the attribution rules set forth in Section 424(d) of the Code.

3.	Shares Reserved under Appendix for Incentive Stock Options.

The maximum aggregate number of Shares that may be issued under the Plan and this Appendix is 3,110,156 Shares, all of which may be granted as Incentive Stock Options, and such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 421 et seq. of the Code. The number of Shares stated in this Section 3 shall be subject to adjustment as provided in Section 11 of the Plan. Shares subject to Awards that are cancelled, forfeited, settled for cash or that expire by their terms will again be available for grant and issuance under the Plan and this Appendix. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding grants of any entity acquired in any form of combination by the Company or any affiliate shall not be counted against Shares available for grant as Incentive Stock Options pursuant to the Plan and this Appendix. Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code and the Treasury Regulations promulgated thereunder.

4.	Terms and Conditions of Awards or Sales

4.1 Award Agreement. Each award or sale of Shares under the Plan and this Appendix (other than upon exercise of an Option) shall be evidenced by an Award Agreement between the Participant and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and this Appendix and may be subject to any other terms and conditions which are not inconsistent with the Plan and this Appendix and which the Administrator deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements entered into under the Appendix need not be identical.

4.2 Withholding Taxes. As a condition to the purchase or acquisition of any Shares hereunder, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or acquisition, and the Company may otherwise satisfy a Participant’s tax obligations in accordance with Section 17 of the Plan.

4.3 No Deferral Feature. Notwithstanding any provisions to the contrary in the Plan, Awards granted to U.S. Taxpayers may not be deferred other than in compliance with Section 409A of the Code.

5.	Grants of Options.

5.1 Generally. The Board (or an authorized Committee thereof) shall have full authority to grant Options to Service Providers pursuant to the terms of this Appendix, the Plan and the applicable Award Agreement. All Options shall be granted by, confirmed by, and subject to the terms of, an Award Agreement to be executed by the Company and the Participant. In particular, the Administrator shall have the authority to determine, and the Award Agreement will specify, whether an Option is intended to qualify as an Incentive Stock Option or is a Non-Qualified Stock Option. In the event that the Option granted qualifies as an Incentive Stock Option, such Incentive Stock Option shall be subject to the terms of this Section 5 and Section 6 below, with Section 6 controlling in the event of any inconsistency.

5.2 Eligibility. All Service Providers are eligible to be granted Non-Qualified Stock Options under this Appendix, and only employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under the Plan and this Appendix, if so employed on the grant date of such Incentive Stock Option, although it is anticipated that grants hereunder will be granted solely or primarily to U.S. Taxpayers. Eligibility for the grant of an Option and actual participation in this Appendix and the Plan shall be determined by the Administrator in its sole discretion. Notwithstanding anything in this Section 5.2 to the contrary, consultants who are not natural persons that provide bona fide services to the Company, a Subsidiary or a Parent, and consultants who provide services in connection with the offer or sale of securities in a capital raising transaction shall not be eligible to be granted Options under this Appendix.

5.3 Exercise Price. Each Award Agreement shall state the exercise price per share of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per Share on the date of grant of the Option, or with respect; provided that if the exercise price of an Option is less than Fair Market Value, the terms of such Option shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code and the terms of such Options shall be construed and interpreted in accordance with Section 9 below.

5.4 Termination. For purposes of Section 10.1 of the Plan, such provisions shall apply subject to the requirements of Section 409A of the Code and, for California Participants, Section 25102(o).

6.	Special Terms for Incentive Stock Options.

6.1 Disqualification. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

6.2 Exercise Price. The exercise price per Share subject to an Incentive Stock Option shall be determined by the Administrator at the time of grant of such Incentive Stock Option; provided that the per share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.

6.3 Option Term. The term of each Incentive Stock Option shall be fixed by the Administrator; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date such Incentive Stock Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

6.4 Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Incentive Stock Options which exceed $100,000 shall be treated as Non-Qualified Stock Options (for clarity, $100,000 of such Incentive Stock Options shall be treated as Incentive Stock Options). For purposes of this Section 6.4, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder. In addition, if an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code or as permitted by Section 422 and described in Section 6.5), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Appendix not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Administrator may amend this Appendix accordingly, without the necessity of obtaining the approval of the shareholders of the Company, unless required by applicable law.

6.5 Effect of Termination. Notwithstanding anything to the contrary in the Plan or this Appendix, and in the absence of a provision specifying otherwise in the relevant Award Agreement with respect to Incentive Stock Options, the following provisions must be met in order for the Award to qualify as an Incentive Stock Option under the Code:

(a) In the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for any reason other than the Participant’s death or Disability, and other than in the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for Cause, the vested Options must be exercised within three (3) months from the effective date of termination of the Participant’s employment with the Company or any Subsidiary or Parent;

(b) In the event that the Participant’s employment with the Company, a Subsidiary or Parent terminates as a result of the Participant’s death or Disability, the Option must be exercised within twelve (12) months following the Participant’s Date of Termination for death or Disability.

(c) In the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for Cause (which for Incentive Stock Options granted to California Participants shall be defined in accordance applicable law), then all Options will terminate immediately upon the date of the notice of such termination for Cause, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

To avoid doubt, the provisions of Section 10 of the Plan shall remain in full force and effect and apply to Options granted as Incentive Stock Options, subject to the restrictions of this Section 6.5. The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code. To avoid doubt, to the extent different than the terms under this Section 6.5, a Participant may choose to exercise Options in accordance with the terms of Section 10 of the Plan and the relevant Award Agreement, and not in compliance with the provisions of the Code relating to “incentive stock options”. In that case such Option will not qualify as an Incentive Stock Option and will be treated as a Non-Qualified Stock Option.

6.6 Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of Shares to the Participant pursuant to exercise of such Incentive Stock Option.

6.7 Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

7.	Restricted Shares; Restricted Share Units and Other Share-Based Awards.

7.1 Restricted Shares. A grant of Restricted Shares as provided for in the Plan may, but is not required to, have a purchase price which may be set at the discretion of the Administrator. In the case of a grant of Restricted Shares for which a purchase price is required, such grant shall not be made until arrangements for payment of the purchase price have been established that are satisfactory to the Administrator.

7.2 Restricted Share Units and Other Share-Based Awards. The conditions and dates upon which Restricted Share Units and other equity-based and Share-based awards become vested and nonforfeitable and upon which the Shares underlying the Restricted Share Units and other equity-based and Share-based awards may be issued, in all cases, will be subject to compliance with Section 409A of the Code and the terms of such Awards shall be construed and interpreted in accordance with Section 9 below.

8.	Amendment of Appendix and Individual Grants.

8.1 This Appendix may be amended or terminated in accordance with the terms governing the amendment or termination of the Plan; provided, however, that without the approval of the shareholders of the Company entitled to vote in accordance with applicable law, no amendment may be made that would: (i) increase the aggregate number of Shares that may be issued under this Appendix; (ii) change the classification of individuals eligible to receive Incentive Stock Options under this Appendix; (iii) decrease the minimum exercise price of any Option below the amounts specified herein; (iv) extend the term of the Plan under Section 13 of the Plan or the maximum Option term under Section 6.3 of this Appendix; or (v) require shareholder approval in order for the Appendix to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options or require shareholder approval to the extent necessary and desirable to comply with applicable law, regulations or under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

8.2 The Administrator may, to the extent permitted by the Plan and this Appendix, amend the terms of any grant theretofore granted, prospectively or retroactively, but, subject to the Plan or as otherwise specifically provided herein, no such amendment or other action by the Administrator shall materially impair the previously accrued rights of any holder of such grant without the holder’s consent.

8.3 Notwithstanding any other provisions of the Plan or this Appendix to the contrary, the Administrator may amend the Plan, this Appendix or any grant without the consent of the holder thereof if the Administrator determines that such amendment is required or advisable for the Company, the Plan, this Appendix or any grant to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard. In addition, for as long as the Company’s securities are traded on a stock exchange, all Awards hereunder shall be subject to the directives, rules and regulations of such stock exchange, as those are established from time to time. In the event that any of the provisions of this Appendix do not comply with the directives, rules and regulations of an applicable stock exchange, the Administrator shall be entitled to automatically amend the provisions of this Appendix in order to comply with such directives, rules and regulations.

9.	Compliance with Section 409A of the Code.

Although the Company does not guarantee to a Participant any particular tax treatment of Awards, Awards will be designed and operated in such a manner that is intended to be exempt from the application, or in compliance with the requirements, of Section 409A of the Code. Each Award granted pursuant to the Plan, this Appendix and the applicable Award Agreement is intended to comply with (or be exempt from) the requirements of Section 409A of the Code and any ambiguities or ambiguous terms herein (or in the Plan or applicable Award Agreement) will be construed and interpreted in accordance with such intent. The Company may modify the terms of this Appendix, the Plan or both, without the consent of the Participant, in the manner that the Company may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This Section 9 does not create an obligation on the part of the Company to modify the terms of this Appendix or the Plan and does not guarantee that an Award or the delivery of Shares thereunder will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

10.	Adjustments upon Certain Transactions.

In the event of a Transaction, the provisions of Section 11.2 of the Plan will apply, subject to the restrictions of Section 25102(o); provided however, that any assumption or substitution of an Option by the surviving entity or its parent shall be done in a manner that complies with Sections 409A and 424(a) of the Code (as applicable); and provided further, solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable upon a Transaction, a transaction will not be deemed a Transaction unless the transaction qualifies as a change in control event (within the meaning of Section 409A of the Code).

11.	Limits on Transfer.

No Award shall be Transferred or otherwise disposed of by any Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Administrator may determine, in its sole discretion, at the time of grant or thereafter that an Award (other than an Incentive Stock Option) granted under the Plan and this Appendix that is otherwise not transferable pursuant to this Section 11 is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Administrator. Any Award that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan, this Appendix and the applicable Award Agreement. Any Shares acquired upon the exercise of an Award by a permissible transferee of an Award or a permissible transferee pursuant to a transfer after the exercise of, or issuance of Shares under, an Award, shall be subject to the terms of the Plan, the Appendix and the applicable Award Agreement.

12.	Term.

Notwithstanding Section 13 of the Plan, no Awards may be granted to any California Participants, and no Incentive Stock Options may be granted to any Participants, more than 10 years following the earlier of the date the Plan and this Appendix were adopted by the Board of Directors or the date the Plan and this Appendix were approved by the Company’s shareholders.

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